STOCK OPTION AWARD AGREEMENT

_____________________________

DST SYSTEMS, INC. 2005 EQUITY INCENTIVE PLAN

_____________________

(Time Vesting, Executive Officer)

THIS AGREEMENT is made and entered into as of the “Grant Date” (see Paragraph 1(a)), by and between DST SYSTEMS, INC. (“Company”) and recipient (“Employee”) of an Award under the DST Systems, Inc. 2005 Equity Incentive Plan, as amended and interpreted from time to time (the “Plan”).

WHEREAS, Awards under the Plan are administered by the Compensation Committee of Company’s Board of Directors or other committee designated by the Board (the “Committee”) or Company officer to which the Committee delegates authority as provided in the Plan;

WHEREAS, the Committee or its delegate has established rules and procedures related to the Plan and to the exercise of Awards granted thereunder (the “Rules”);

WHEREAS, the Committee wishes to grant to Employee a non-qualified stock option (“Option”) to purchase shares ("Shares") of Company's common stock (all such Shares subject to the underlying Option and issuable in connection with the exercise of the Option are referred to herein as “Optioned Shares”); and

WHEREAS, the Option may become exercisable ("Vest") and the underlying Optioned Shares become eligible for purchase (such an exercisable Option (or portion thereof) referred to herein as the "Vested Option" and those Optioned Shares eligible to be purchased referred to herein as "Vested Optioned Shares") at the “Option Price” (see Paragraph 1(a)), subject to the satisfaction of certain terms and conditions including continued “Employment” (as defined in Section 6), and to the other provisions of this Agreement, all while remaining subject to a risk of forfeiture as provided in Section 4.

The parties agree as follows:

1.	Grant of Option.

a.         Option Grant. As of the “Grant Date” (which is shown in the electronic communication sent to Employee regarding this Award), the Committee hereby grants to Employee an Option to purchase, at the price shown in the communication, which shall be the Grant Date “Fair Market Value” as defined in the Plan and determined under the Rules (the “Option Price”) and subject to the provisions of this Agreement, the number of Optioned Shares shown in the communication. In order for the grant to be effective, Employee must timely confirm acceptance of the terms and conditions of this Agreement pursuant to the instructions in the communication.

          b.         Nontransferability. Except as permitted under Section 5.4(c) of the Plan with respect to transfers to Permitted Transferees, the Option shall not be transferable other than by will or the laws of descent and distribution or pursuant to Employee’s written beneficiary designation filed with and approved by the Committee prior to Employee’s death. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

2.         Vesting. Subject to the other terms and conditions of this Agreement (including forfeiture under Section 4), the Option shall Vest as provided in this Section 2.

a.         General Vesting Conditions. This Option shall Vest ratably on each of the first three calendar year anniversaries of the Grant Date and such ratable Vesting shall be cumulative with the effect that, on each such anniversary date Employee shall Vest in a right to purchase one-third (or an additional one-third) of the Optioned Shares and, unless the Option is forfeited, the right to purchase all the Optioned Shares shall be fully Vested on the third anniversary of the Grant Date. If the number of Vested Optioned Shares is not evenly divisible by three, the Corporate Secretary’s office shall allocate the additional Vested Optioned Share to the earliest ratable Vesting date. In no event shall the aggregate number of Vested Optioned Shares exceed the total number of Optioned Shares.

b.        Pro Rata Early Vesting upon Certain Events. As determined in Paragraph 6(d), a pro rata portion of the non-Vested Option shall Vest upon either a “Reduction in Force” or a “Business Unit Divestiture” (each as defined in Section 6); provided, however, that no such Vesting shall occur unless at least six months have elapsed between the Grant Date and the Business Unit Divestiture or Reduction in Force. In the event of a Business Unit Divestiture or a Reduction in Force, that portion of the Option that does not Vest under this Paragraph 6(b) shall be forfeited. All Optioned Shares that become Vested Optioned Shares solely as a result of the accelerated Vesting attributable to this Paragraph 6(b) are referred to herein as "Event-Vested Optioned Shares," and the formula for calculating the number of Event-Vested Optioned Shares is set forth in Paragraph 6(d).

c.         Vesting Subsequent to a Change in Control. Subject to Section 7 of this Agreement and Section 15 of the Plan, upon a “Termination Without Cause” or a termination of Employment in connection with a “Resignation for Good Reason” (each as defined in Section 6), in each case that occurs subsequent to the date of a Change in Control, all Optioned Shares shall become fully Vested. Prior to any such event, the Option shall continue to Vest as provided in Paragraph 2(a).

d.       Full Early Vesting upon Disability and Death. The Option shall Vest with respect to all Optioned Shares on the date of Employee’s “Disability” (as defined in the Rules) or death.

3.	Exercise Period for the Vested Option.

a.         Expiration Date. The term of the Option shall be from the Grant Date through and including the tenth anniversary of the Grant Date (“Expiration Date”). So long as forfeiture has not occurred under Section 4, each Vested Option under Section 2 shall be exercisable in accordance with the Rules from and including the Vesting date through and including the earlier of the Expiration Date or the applicable alternate date following Employee's termination of Employment, “Retirement” (as defined in Paragraph 6(g)), death or Disability, as provided in the other paragraphs of this Section 3 (the “Exercise Period”).

b.         Three Month Exercise Period After Termination of Employment. Upon termination of Employment for any reason other than Cause, death, Disability or Retirement, each Vested Option shall be exercisable in accordance with the Rules for three calendar months and may be exercised through and including the three-month anniversary of the termination, provided, however, that the right to exercise the Vested Option expires on the Expiration Date even if the three calendar months have not yet elapsed. An Option, or any portion thereof, does not Vest as a result of a termination of Employment, except as otherwise provided in Section 2.

c.         One Year Exercise Period After Death or Disability. Upon death or Disability, the entire Option shall be exercisable in accordance with the Rules through and including the one-year anniversary of the death or Disability, provided, however, that the right to exercise the Option expires on the Expiration Date even if the one-year period has not yet elapsed.

d.        Remainder of Term to Exercise After Retirement. Retirement shall not cause any portion of the Option to Vest, provided, however, that upon Retirement, Employee may exercise through the Expiration Date any portion of the Option that has become Vested by the date of Retirement pursuant to Paragraph 2(a) (annual ratable Vesting), Paragraph 2(b) (Event-Based Vesting), or Paragraph 2(c) (full Vesting in connection with eligible termination after a Change in Control). Even if Employee is Retirement-eligible at the date of Disability or death, the Exercise Period following Disability or death shall be limited to the one-year period following such event as provided in Paragraph 3(c).

e.         Expiration of the Option. After the applicable Exercise Period provided above, the Option, if unexercised, shall be forfeited and no longer exercisable (even if the reason Employee has not exercised the Option is because the Option Price exceeded the Fair Market Value of a Share at the Expiration Date).

4.	Forfeiture of the Option.

Notwithstanding any other provision of this Agreement, each Option (including the Vested Option) is immediately forfeited and may no longer be exercised, upon the earlier of the Expiration Date, an occurrence of “Cause” (as defined in Paragraph 6(a)), or expiration of the Exercise Period as provided in Section 3. Except as otherwise provided in Section 2, any Option (or portion thereof) that does not Vest by the date of termination of Employment is forfeited upon termination of Employment.

5.	Exercise of Options.

a.         Notice of Exercise. Any Vested Option may be exercised in accordance with the Rules, which govern the “Exercise Date” and require written notice on a Company form which states the election to exercise the Option and the total number of Vested Optioned Shares that are being exercised. No portion of the Option shall be exercisable with respect to a fractional Share, and no fewer than one hundred (100) Vested Optioned Shares may be purchased in connection with the exercise of any portion of an Option (unless the remaining unexercised Vested Optioned Shares are fewer than one hundred (100)).

b.         Exercises by Person(s) other than Employee. During the lifetime of Employee, the Vested Option may be exercised only by Employee or Employee’s guardian or legal representative. Upon death of Employee, the beneficiary designated under the Plan or, if there is no designated beneficiary, Employee’s executor or administrator or other personal representative acceptable to the Corporate Secretary, may exercise the Vested Option. If the Vested Option is exercised as permitted herein by any person or persons other than Employee, such notice shall be accompanied by such documentation as Company may reasonably require, including, without limitation, evidence of the authority of such person or persons to exercise the Vested Option and evidence satisfactory to

Company that any death or other taxes payable with respect to the exercise have been or will be satisfied.

c.         Payment of Option Price and Tax Withholding. The Option Price and the amount of any tax withholding shall be paid at the time of the Option exercise. The Rules and the determination of the Corporate Secretary govern the payment of the Option Price and such withholding. The Option Price and tax withholding amounts shall be paid with cash or a check payable to Company, and/or if and as the Rules permit, unless otherwise restricted by law, either by surrendering whole shares of Company stock (“Surrendered Shares”) or any other method that is permissible under the Plan and permitted by the Committee. The use of Surrendered Shares is governed by and subject to restrictions set forth in the Rules, and each Surrendered Share reduces the number of Optioned Shares issuable upon exercise of the Option.

d.        Issuance of Shares. Company’s transfer agent may issue the Optioned Shares payable in connection with the exercise of the Option in certificate, book entry or electronic form as determined by Company’s Corporate Secretary. The issuance of Optioned Shares shall occur as soon as practicable after payment of the full Option Price, satisfaction of tax withholding requirements, and receipt of any other documentation Company may reasonably request. Company may refuse to issue the Optioned Shares purchased pursuant to the exercise of the Option without such payment and receipt.

e.         Use of Non-Surrendered Shares.   Any use of Shares other than Surrendered Shares for exercise payment or tax withholding purposes (“Attested Shares”) as allowed by the Committee or its delegate in their sole discretion, shall be governed by the Rules.  The Rules may require that Attested Shares (i) be fully paid and free and clear from all liens and encumbrances, and (ii) have been acquired on the open stock market or directly held for a designated time period and not used for certain designated purposes prior to the attestation. If authorized by the Rules, Attested Shares may be subject to contractual restrictions imposed by Company or restrictions under federal or state securities law.

f.         Remedies. If withholding is not effected by Company for any reason at the time of the taxation event, then Employee agrees to pay Company any withholding amounts due within the deadline imposed by Company.  If, within such deadline, Employee has not paid any withholding amounts due or has not elected, if allowed by the Committee or its delegate in their sole discretion, whether to use Surrendered Shares, then Company may, at its sole discretion (a) retain whole Optioned Shares as Surrendered Shares, (b) deduct such amounts in cash from payroll or other amounts Company owes or will owe Employee, or (c) effect some combination of Surrendered Shares and cash deduction.

6.	Definitions.

For purposes of this Agreement, the following terms have the meanings set forth below:

a.         “Cause” means either a violation of Section 8 or termination of Employment for any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty, criminal activity, fraud or embezzlement, any unauthorized disclosure or use of material confidential information or trade secrets, or violation of any non-compete, non-disclosure, or non-solicitation agreement to which Employee is subject.

b.         “Business Unit Divestiture” is the termination of Employee's Employment in connection with the consummation of a merger, reorganization, consolidation, or sale of assets, or stock or other transaction that the Committee determines is a business unit divestiture event, that involves a Subsidiary (as defined in Paragraph 6(c)), joint venture, division or other business unit, and that results in a group of employees of such business unit (including the Employee) being employed by the acquiring company and no longer being employed by Company.

c.         “Employment” means Employee is regularly and continuously employed, for more than fifty percent (50%) of the number of hours designated for base salary purposes as full-time employment, by:

(i)	Company;

(ii)       any corporation in an unbroken chain of corporations beginning with Company or in an unbroken chain of corporations ending with Company if, on the Grant Date, each corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain or any entity in which Company has a direct or indirect equity interest of at least fifty percent (50%) (“Subsidiary”);

(iii)      any individual or entity that directly or through one or more intermediaries controls or is controlled by or under common control with Company (“Affiliate”); or

(iv)      any entity in which Company directly or indirectly owns stock possessing such minimum percentage (at least twenty percent (20%)) of the total combined voting power of all classes of stock or owns such minimum percentage (at least twenty percent (20%)) of the capital interests or profit interests as the Committee from time to time determines for purposes of this Paragraph 6(c) (also an “Affiliate”).

Employee is not deemed to have terminated Employment through, and the Option shall not be forfeited solely as a result of, any change in Employee’s duties or position or Employee’s temporary leave of absence approved by Company.

d.        “Event-Vested Optioned Shares” are the Optioned Shares that become Vested Optioned Shares upon a Business Unit Divesture or a Reduction in Force. For purposes of this Agreement, to determine the pro rata number of the Optioned Shares that become Event-Vested Optioned Shares on the occurrence of the applicable event, the total number of outstanding non-Vested Optioned Shares immediately prior to the date of the applicable event is to be divided by thirty six (36) and the resulting quotient multiplied by the number of months from the Grant Date to the date of the applicable Vesting event for which such pro rata calculation is to be made (the "Included Months"). For purposes of this calculation, the Included Months shall include (a) the calendar month of the Grant Date only if such date is prior to the 16th day of such month, and (b) the calendar month of the event triggering the pro rata calculation only if such event occurred subsequent to the 15th day of such month. The pro rata calculation result shall be upwardly adjusted, if necessary, to the nearest whole Share.

e.         “Reduction in Force” means termination of Employment with Company as part of Company’s termination of the employment of at least ten (10) employees within a business unit in connection with a single plan of reduction to occur within a rolling 90-day period.

f.         A “Resignation for Good Reason” means Employee's resignation for good reason (as defined below) subsequent to a Change in Control during the two-year period following the consummation of the Change in Control if: (A) Employee provides written notice to the Company Secretary within ninety (90) days after the initial occurrence of a good reason event describing in detail the event and stating that Employee's employment will terminate upon a specified date in such notice (the “Good Reason Termination Date”), which date is not earlier than thirty (30) days after the date such notice is provided to Company (the “Notice Delivery Date”) and not later than ninety (90) days after the Notice Delivery Date, and (B) Company does not remedy the event prior to the Good Reason Termination Date. For purposes of this Agreement, Employee shall have “good reason” if there occurs without Employee's consent:

(i) a material reduction in the character of the duties assigned to Employee or in Employee’s level of work responsibility or conditions;

(ii) a material reduction in Employee’s base salary as in effect immediately prior to the Change in Control or as the same may have been increased thereafter;

(iii) the material relocation of Employee's principal offices or its successor to a location at least 35 miles outside of the metropolitan area where such office was located at the time of the Change in Control, except for required travel on Company business to an extent substantially consistent with Employee’s obligations immediately prior to the Change in Control; or

(iv) any material breach by Company of an employment agreement between Company or its successor and Employee, provided, however, that Employee shall not have “good reason” under this subparagraph (iv) on account of any alleged breach of an employment agreement based on a material reduction in employee benefits as of a Change in Control that is immaterial or where benefits to Employee from participation in such employee benefit plans are not reduced by more than ten percent (10%) in the aggregate.

g.         A “Retirement” means a termination of Employment on or after age 59½ (either by Employee voluntarily or by Company as a Termination Without Cause) and following a minimum of three (3) years of Employment.

h.         A “Termination Without Cause” means Company’s termination of Employee’s Employment that is not for Cause.

7.	Change in Control and Other Transactions.

a.         Committee Non-Competition Determination. Notwithstanding any provision of this Agreement to the contrary, if Company is contemplating a transaction (whether or not Company is a party to it) or monitoring an event that would cause Company to undergo a Change in Control (as defined in Paragraph 7(b)), the Committee (as constituted before such Change in Control) may determine that the non-compete obligation set forth in Paragraph 8(a) shall not apply to any period after termination of employment if such termination was on the date of a Change in Control or within eighteen (18) months subsequent to such date.

b.         Definition of Change in Control. For purposes of this Agreement a “Change in Control” shall have the same meaning as the definition of such term in the Plan as of the date of the event that may cause a Change in Control.

Notwithstanding the occurrence of a Change in Control under the applicable definition, a Change in Control shall not occur with respect to Employee if, in advance of such event, Employee agrees with Company in writing that such event shall not constitute a Change in Control.

c.         Committee Action in Connection with Change in Control. The Committee (as constituted before such Change in Control) has the authority to take the actions set forth in Section 15 of the Plan. Notwithstanding Section 15.1(a) of the Plan, the Committee (as constituted immediately prior to such Change in Control) may, without Grantee's consent, provide for the purchase by the Company, or any successor company in the applicable merger or sale agreement, of the Option for an amount of cash equal to the amount that could have been attained upon the exercise of such Option by Employee, as well as take all other actions permissible under Section 15 of the Plan.

8.         Violation of Non-compete, Nonuse and Nondisclosure Provisions. Employee acknowledges that Employee’s agreement to this Section 8 is a key consideration for the grant of the Option. Employee hereby agrees with Company as follows:

a.         Non-Compete. During the period that Employee is employed by “Employer” (as defined in Paragraph 8(h)), and thereafter during any period for which Employee is receiving, by agreement of Employee and Employer, any separation payment(s) (whether made in lump sum or installments), Employee agrees that, without consent of Employer, Employee will not engage directly or indirectly within any country where Employee was employed by Employer, in any manner or capacity, as advisor, consultant, principal, agent, partner, officer, director, employee or otherwise, in any business or activity which is competitive with any business conducted by Company, a Subsidiary (as defined in Paragraph 6(c)) or Affiliate (as defined in Paragraph 8(h)), provided, however, that the Committee may determine as provided in Section 7 hereof that such obligation shall not apply to any period after termination of employment if such termination was on the date of a Change in Control or within eighteen (18) months subsequent to such date.

b.         Non-Solicitation. Employee further agrees that during the twelve (12) month period subsequent to termination of employment with Employer, Employee will not solicit any employee of Company, its Subsidiary or Affiliate to leave such employment to become employed by a competitor of Company, its Subsidiary or Affiliate or solicit or contact any person, business or entity which was a customer of Company, its Subsidiary or Affiliate at the time of such termination of employment, or any prospective customers of Company, its Subsidiary or Affiliate to which Company, its Subsidiary or Affiliate has made a proposal to do business within the twelve (12) month period prior to the date of termination of employment, for purposes of selling goods or services of the type sold or rendered by Company, its Subsidiary or Affiliate at the time of termination of employment.

c.         Ownership of Confidential Information, Inventions and Works. All “Confidential Information,” “Inventions” and “Works” (each as defined in Paragraph 8(h)) and documents and other materials containing Confidential Information, Inventions and Works are the exclusive property of Employer. Employee shall make full and prompt disclosure to Employer of all Inventions. Employee assigns and agrees to assign to Employer all of Employee’s right, title and interest in Inventions. Employee acknowledges and agrees that all Works are “works made for hire” under the United States copyright laws and that all ownership rights vest exclusively in Employer from the time each Work is created. Should a court of competent jurisdiction hold that a Work is not a “work made for hire,” Employee agrees to assign and hereby assigns to Employer all of Employee’s right, title and interest in the Work. In the event any Invention or Work may be construed to be non-assignable, Employee hereby grants to Employer a perpetual, royalty-free, non-exclusive license to make, use, sell, have made, and/or sublicense such non-assignable Invention or Work. Employee agrees to assist Employer to obtain and vest its title to all Inventions and Works, including any patent or copyright applications or patents or copyrights in any country, by executing all necessary or desirable documents, including applications for patent or copyright and assignments thereof, during and after employment, without charge to Employer, at the request and expense of Employer.

d.        Recordkeeping and Return of Confidential Information, Inventions and Works. Employee agrees to maintain regular records of all Inventions and Works developed or written while employed with Employer. Employee agrees to comply with any procedures disseminated by Employer with respect to such recordkeeping. Employee agrees to provide such records to Employer periodically and/or upon request by Employer. Employee agrees to return to Employer all Confidential Information, Inventions and Works in any tangible form, and copies thereof in the custody or possession of Employee, and all originals and copies of analyses, compilations, studies or documents pertaining to any Confidential Information, Inventions and Works, in whatever form or medium, upon a request by Employer, or upon termination of employment.

e.         Nonuse and Nondisclosure. Employee shall not, either during or after Employee’s employment by Employer, disclose any Confidential Information, Inventions or Works to any other person or entity outside of his employment, or use any Confidential Information, Inventions or Works for any purpose without the prior written approval of an officer of Employer, except to the extent required to discharge Employee’s duties assigned by Employer.

f.         Subsequent Employer Notice. During the term of Employee’s employment with Employer and for the longer of one year thereafter or any period in which the non-compete or non-solicitation obligation set forth herein applies (the “Identification Period”), Employee agrees to identify to potential subsequent employer(s), partner(s) or business associate(s) Employee’s obligations under this Agreement prior to committing to a position with the employer(s), partner(s), or business associate(s). Employee agrees that Employer may, at its discretion, provide a copy of Section 8 of this Agreement to any of Employee’s subsequent employer(s), partner(s), or business associate(s), and may notify any or all of them of Employee’s obligations under this Agreement. During the Identification Period, Employee shall give written notice to Employer’s Human Resources Department identifying any subsequent employer(s), partner(s), or business associate(s) of Employee.

g.         Remedies. Notwithstanding anything to the contrary herein, if in Employer’s sole discretion an event has occurred that constitutes Cause (including without limitation a violation of this Section 8), whether prior to, on or after Vesting or exercise of the Option, then in addition to all other remedies available to Company, the Option shall be immediately forfeited, or, if the Option has been exercised, Employee shall promptly transfer the Optioned Shares to Company (with Employee taking all steps necessary to effect the transfer and, provided that if the Optioned Shares are no longer available for transfer, Employee shall reimburse to Company the amount of Employee’s ordinary income recognized by Employee in connection with the exercise). Under no circumstances shall Company be liable to pay consideration to Employee for any forfeiture, transfer, or reimbursement pursuant to Paragraph 8(g). Employee agrees that the provisions of Section 8 hereof are necessary for protection of the business of Company and that violation of such provisions is cause for termination of employment and would cause irreparable injury to Company not adequately remediable in damages. Employee agrees that any breach of its obligations under Section 8 hereof shall, in addition to any other relief to which Company may be entitled, entitle Company to temporary, preliminary and final injunctive relief against further breach of such obligations, along with attorneys’ fees and other costs incurred by Company in connection with such action.

h.         Section 8 Definitions. For purposes of Section 8, the following terms have the meanings set forth below:

(i)        “Employer” means any Company-related entity that has employed Employee, whether it be Company, its Subsidiary (as defined in Paragraph 6(c)), or Affiliate (as defined in Paragraph 6(c)) and also for purposes of this Section 8 including any entity in which Company has a direct or indirect equity interest of at least twenty-five percent (25%).

(ii)       “Confidential Information” means non-public information about Company, its Subsidiaries and Affiliates, including without limitation:

(A)      inventions not disclosed to the public by Company, its Subsidiary or Affiliate, products, designs, prototypes, data, models, file formats, interface protocols, documentation, formulas, improvements, discoveries, methods, computer hardware, firmware and software, source code, object code, programming sequences, algorithms, flow charts, test results, program formats and other works of authorship relating to or used in the current or prospective business or operations of Company, Subsidiaries and Affiliates, all of which is Confidential Information, whether or not patentable or made on Employer premises or during normal working hours; and

(B)      business strategies, trade secrets, pending contracts, unannounced services and products, financial projections, customer lists, information about real estate Company, its Subsidiary or Affiliate is interested in acquiring, and non-public information about others obtained as a consequence of employment by Employer, including without limitation information about customers and their services and products, the account holders or shareholders of customers of Company, Subsidiaries and Affiliates, and associates, suppliers or competitors of Company, Subsidiaries and Affiliates.

(iii)      “Inventions” means all discoveries, improvements, and inventions relating to or used in the current or prospective business or operations of Company, Subsidiaries and Affiliates, whether or not patentable, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer.

(iv)      “Works” mean all original works fixed in a tangible medium of expression by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer, and related to or used in the current or prospective business or operations of Employer.

i           Survival. Except as limited in time in Paragraphs 8(a) and (b), Employee’s obligations in this Section 8 shall survive and continue beyond the Vesting dates and exercisability periods, any forfeiture of the Option, and any termination or expiration of the Agreement for any reason.

9.	General.

a.         No Employment Contract. Except to the extent the terms of any separate written employment contract between Employee and Company may expressly provide otherwise, Company shall be under no obligation to continue Employee’s employment with Company for any period of specific duration and may terminate such employment at any time, for Cause or as a Termination Without Cause.

b.         Compliance With Certain Laws and Regulations. If the Committee determines that the consent or approval of any governmental regulatory body or that any action with respect to the Option is necessary or desirable in connection with the granting or exercise thereof, Employee shall supply Company with such representations and information as Company may request and shall otherwise cooperate with Company in obtaining any such approval or taking such action.

c.         Construction and No Waiver. Notwithstanding any provision of this Agreement, the granting of the Option, the restrictions thereon, and the exercise thereof are subject to the provisions of the Plan and the Rules. The failure of Company in any instance to exercise any of its rights granted under this Agreement, the Plan or the Rules shall not constitute a waiver of any other rights that may arise thereunder.

d.        Notices. Any notice required to be given or delivered to Company under the terms of this Agreement shall be in writing and addressed to Company in care of its Corporate Secretary at its corporate offices, and such notice shall be deemed given only upon actual receipt by Company. Any notice required to be given or delivered to Employee shall be in writing and addressed to Employee at the address on file with Company’s Human Resources Department or such other address specified in a written notice given by Employee to Company, and all such notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

e.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to its principles of conflicts of law.

f.         Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating thereto.

g.         Amendment. This Agreement may be amended in the manner provided by Company evidencing both parties’ agreement to the amendment. This Agreement may also be amended, without prior notice to Employee and without Employee's consent, (i) prior to any Change in Control by the Committee if the Committee in good faith determines that the amendment does not materially adversely affect any of Employee's rights under this Agreement or (ii) at any time if the Committee deems it necessary or appropriate to ensure that the Option remains exempt from Internal Revenue Code Section 409A.

h.         Acknowledgement. The Option and this Agreement are subject to the terms and conditions of the Plan and to the Rules and any other rules or procedures adopted by the Committee or its delegate. The Plan is incorporated in this Agreement by reference and all capitalized terms used in this Agreement have the meaning set forth in the Plan, unless this Agreement specifies a different meaning. Employee agrees to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan, this Agreement, the Rules, and other applicable rules or procedures regarding any issues arising thereunder.

By acknowledging and agreeing to the terms and conditions of this Agreement, Employee accepts the Option and acknowledges that the Option is subject to all the terms and provisions of the Plan (including without limitation the powers of the Committee to make determinations and adjustments as provided in Sections 3, 4.2, 5, and 15.1 of the Plan), this Agreement, the Rules, and other applicable rules or procedures.